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                                                                    EXHIBIT 11.1

             ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. and SUBSIDIARIES
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE



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                                                                           For Years Ended February 28 (29),
                                                                       2000              1999               1998
BASIC EARNINGS (LOSS) PER SHARE

     Income from continuing operations                           $   1,056,565     $     421,428      $   1,260,001

     Loss from discontinued operations                                      --                --         (1,020,083)

     Net income                                                  $   1,056,565     $     421,428      $     239,918

     Weighted average number of
       common shares outstanding                                     2,580,604         2,665,567          2,912,387

     Dilutive effect of employee stock options                          16,441            11,776             17,158

     Weighted average common shares outstanding,
       assuming dilution                                             2,597,045         2,677,343          2,929,545


BASIC EARNINGS (LOSS) PER COMMON SHARE
   Continuing Operations                                         $         .41     $         .16      $         .43
   Discontinued Operations                                                  --                --               (.35)
   Net Income (Loss)                                             $         .41     $         .16      $         .08

DILUTED EARNINGS (LOSS) PER COMMON SHARE
   Continuing Operations                                         $         .41     $         .16      $         .43
   Discontinued Operations                                                  --                --               (.35)
   Net Income (Loss)                                             $         .41     $         .16      $         .08
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